Exhibit 4

Share Donation Agreement (Sorotos)

Share Donation Agreement

This Share Donation Agreement (the “Agreement”) is made as of this 29th day of September, 2017 (“Effective Date”);

BETWEEN:	Christos P. Traios (the “Donor”), resident of 10, Sp. Trikoupi str. Piraeus - Greece;

AND:	Sorotos Dimitrios (the “Recipient”), resident of 11 Spirou Trikoupi Str.,18538 Piraeus, Greece

WHEREAS the Donor is the owner of shares of the Common Stock USD $0.001 par value (the “Common Stock”) of Petrogress, Inc., a Delaware corporation;

WHEREAS the Donor wishes to donate Five Million (5,000,000) shares (the “Shares”) of its Common Stock to Sorotos Dimitrios (the “Recipient”), effective as of September 29th 2017;

NOW THEREFORE, in consideration of the mutual covenants and representations herein set forth, the Donor and the Recipient agree as follows:

1.	DONATION AND ACCEPTANCE

1.1. Subject to the terms and conditions set forth in this Agreement and upon the basis of the representations, warranties and covenants contained in this Agreement, the Donor hereby agrees to donate the Shares to the Recipient and the Recipient hereby accepts such donation;

1.2. The Donor does hereby deliver to the Recipient and the Recipient does hereby accept such delivery of the Shares as represented by certificate #CSI-1163 (the “Certificate”);

1.3. The parties shall conduct any formalities required for the completion of the donation of the Shares to the Recipient in accordance with any applicable laws and regulations and shall promptly co-operate with each other in this respect;

2. REPRESENTATIONS, DECLARATION AND WARRANTIES OF THE DONOR

The Donor does hereby represent and warrant that on the date of execution of this present:

2.1. The Donor is the sole and undisputable owner and possessor of the Shares, which are the object of this Agreement;

2.2. The Shares are free of any charge, lien, option, warrant, reference, claim or assessment of any kind, nature or description;

2.3. The Donor has full capacity and power to enter into this Agreement and the agreements contemplated herein;

3. EXPENSES

Each party shall be liable for the costs and expenses incurred by it due to the execution of this Agreement;

4. VOTING RIGHTS

In connection with and as partial consideration of the donation of the Shares, the Recipient hereby irrevocably and unconditionally agrees to execute an irrevocable proxy (the “Proxy”) in the form attached hereto as Exhibit A granting the Donor the voting rights relating to the Shares as long he will remain the holder of the donated shares or for a minimum period of twelve months from the date of execution of this Agreement;

Share Donation Agreement (Sorotos)

5. STOCK DIVIDENDS, SPLITS

If after the Effective Date, there is any stock dividend, stock split or other change in the character or amount of the Shares, then, in such event, Recipient shall be entitled to any and all payment and securities to which the holder of the Shares is entitled and any new, additional or substituted securities shall be immediately subject to this agreement and be included in the definition of “Shares” herein;

6. PRIVATE AND CONFIDENTIAL

The content of this Agreement and all information relating to it shall be kept strictly private and confidential by the parties;

7. LAW AND COURTS

This Agreement shall be governed by and construed in accordance with the laws of Delaware;

8. COMPLIANCE WITH LAWS

In the performance of this Agreement both parties shall comply with all laws, rules, regulations, decrees and other ordinances issued by any governmental or other state authority relating to the subject matter of this Agreement and the performance by the parties hereto of their obligations hereunder.

9. COUNTERPARTS

This Agreement has been signed in two (2) counterparts of equal value and each party kept one.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

THE 1ST PARTY (DONOR) ___________________________ Christos P. Traios	THE 2ND PARTY (RECIPIENT) _________________________ Sorotos Dimitrios

Exhibit “A”

IRREVOCABLE PROXY

Petrogress, Inc

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Pursuant to the terms and agreements set forth in that certain Share Donation Agreement dated September 29, 2017 (the “Agreement”), by and between Christos Traios (“Traios”) and Dimitrios Sorotos, the undersigned shareholder (the “Shareholder”), the Shareholder hereby acknowledges and irrevocably appoints Traios, as the lawful agent and proxy of the undersigned Shareholder (with all powers the undersigned Shareholder would possess if personally present, including full power of substitution), and hereby authorizes Traios to represent and to vote all the shares of Common Stock of Petrogress, Inc. (the “Company”) transferred to and held of record by the undersigned Shareholder pursuant to the Agreement, and Traios shall possess and in his unrestricted discretion shall be entitled to exercise in person or by nominee, agent, attorney-in-fact, or proxy, all rights and powers of Shareholder to vote, assent, or consent with respect to those rights and powers and to take part in and consent to any corporate or shareholders' actions necessary to enforce rights granted to Traios under the Agreement. The undersigned hereby revokes all previous proxies related to the shares subject to this Irrevocable Proxy and confirms all that said proxy and his substitutes may do by virtue hereof.

This Proxy shall continue in full force and effect until one (1) year from the date of its creation.

Shareholder hereby waives any and all right to cancel this Irrevocable Proxy at any time during the time period described herein and that it shall remain in full force and effect. Shareholder furthermore, hereby acknowledges and agrees that the transfer of Common Stock under the Agreement was expressly contingent upon the agreement of Shareholder (and the agreement of any transferee of Company Common Stock held by Shareholder) to grant voting rights to Traios as described in the Agreement and that this Irrevocable Proxy is coupled with an interest.

Shareholder further acknowledges and agrees that, until such time as this Irrevocable Proxy shall expire, Shareholder shall not transfer any shares subject to this Irrevocable Proxy unless the transferee agrees to execute an Irrevocable Proxy on the same terms as this Irrevocable Proxy.

Shareholder further acknowledges and agrees that, any certificate representing any shares subject to this Irrevocable Proxy shall bear notice indicating the existence of this Irrevocable Proxy.

Dated: September 29, 2017	Shares of Common Stock: Five Million (5,000,000)

                   /s/ Dimitrios Sorotos                       ,       Shareholder

Dimitrios Sorotos